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                                                                     Exhibit 4.3

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                            SCOVILL FASTENERS INC.,
                                   as Issuer

                                      and

                             SCOVILL HOLDINGS INC.,
                                  as Guarantor

                                  $100,000,000
                         11-1/4% Senior Notes due 2007

                         _____________________________

                          First Supplemental Indenture
                           Dated as of March 13, 1998
                         _____________________________


                United States Trust Company of New York, Trustee



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     FIRST SUPPLEMENTAL INDENTURE dated as of March 13, 1998, among Scovill
Fasteners Inc., a Delaware corporation ("Fasteners"), Scovill Holdings Inc., a Delaware corporation ("Holdings"), and United States Trust Company of New York, as trustee (the "Trustee"). "First Supplemental Indenture" or this "Supplemental Indenture" means this instrument as originally executed or, if amended or supplemented pursuant to the applicable provisions of the Indenture, as amended or supplemented.

     WHEREAS, Scovill Acquisition Inc. (the "Issuer"), Holdings and the Trustee entered into an Indenture dated as of November 26, 1997 (the "Indenture") pursuant to which $100 million aggregate principal amount of the Issuer's 11(1/4)% Senior Notes due 2007 (the "Notes") were issued; and

     WHEREAS, the Offering Memorandum dated November 24, 1997 expressly contemplated that the Notes would be issued by the Issuer which was to be merged with and into KSCO Acquisition Corporation, which was to be merged with and into Fasteners, with Fasteners surviving the mergers and the Notes becoming the obligations of Fasteners; and

     WHEREAS, Section 901(7) of the Indenture provides that the Indenture may be amended, without the consent of the holders of the Notes, to cure any ambiguity, defect or inconsistency or to make any other change that does not adversely effect the interests of the holders of the Notes; and

     WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto; and

     WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and the Trustee has determined that this First Supplemental Indenture is in form satisfactory to it;

     NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the holders of the Notes, as follows:
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                                      -2-

                                   ARTICLE I

                                  MODIFICATION

     Section 1.01. The first paragraph of the Indenture is amended in its entirety to read as follows:

     INDENTURE, dated as of November 26, 1997 between SCOVILL ACQUISITION INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal offices at 1802 Scovill Drive, Clarkesville, Georgia 30523, SCOVILL HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called "Parent" or "Parent Guarantor" and, together with the Subsidiary Guarantors, the "Guarantors"), having its principal offices at 1802 Scovill Drive, Clarksville, Georgia 30523, and UNITED STATES TRUST COMPANY OF NEW YORK, a bank and trust company duly organized and existing under the New York banking law, as Trustee (hereinafter called the "Trustee").

     Section 1.02. The definition of the term "Company" in the Indenture is amended in its entirety to read as follows:

     "Company" means Scovill Acquisition Inc., which concurrently with the offering of the Notes, is to merge with and into KSCO Acquisition Corporation, which is to merge with and into Scovill Fasteners Inc., which will survive the mergers. The "Company" means, prior to the mergers, Scovill Acquisition Inc., and after such mergers, Scovill Fasteners Inc.

                                   ARTICLE II

                                 EFFECTIVE TIME

     Section 2.01. This First Supplemental Indenture shall become effective immediately and without any further action by any person.
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                                     -3-

                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

          Section 3.01. Indenture. As amended by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

          Section 3.02. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of Fasteners and Holdings, and the Trustee assumes no responsibility for their correctness, except for the recital indicating the Trustee's approval of the form of this First Supplemental Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

          Section 3.03. Governing Law. The laws of the State of New York shall govern this First Supplemental Indenture.

          Section 3.04. Successors and Assigns. All agreements of Fasteners in this First Supplemental Indenture and the Notes shall bind its successors and all agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

          Section 3.05. Duplicate Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.


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     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

                                        SCOVILL FASTENERS INC.

                                        By: /s/ Martin A. Moore
                                            -------------------------------
                                            Name: Martin A. Moore
                                            Title: Executive Vice President


                                        SCOVILL HOLDINGS INC.

                                        By: /s/ Martin A. Moore
                                            -------------------------------
                                            Name: Martin A. Moore
                                            Title: Executive Vice President


                                        UNITED STATES TRUST COMPANY
                                        OF NEW YORK, AS TRUSTEE

                                        By: /s/ James E. Logan
                                            -------------------------------
                                            Name: James E. Logan
                                            Title: Vice President